Exhibit 99.2

Resignation Letter – Mark Newbauer

May 1st, 2025

To: The Board of Directors Arowana Media Holdings Inc.

Re: Resignation as Officer and Director

Dear Members of the Board,

Effective as of the Closing of the Purchase and Sale Agreement dated April 25th, 2025, I hereby resign from all positions I currently hold with Arowana Media Holdings Inc., including, but not limited to, my roles as Chief Executive Officer, member of the Board of Directors, and any other officer, director, or agent capacity with the Company.

This resignation is tendered in accordance with the provisions of the aforementioned Agreement and is not the result of any dispute or disagreement with the Company or its Board of Directors.

It has been an honor to serve, and I wish the Company continued success in its future endeavors.

Sincerely,

/s/ Mark Newbauer

Mark Newbauer